Exhibit 99.1

         JAKKS Pacific(R) Reports 2006 First Quarter Results;
 Reaffirms 2006 Sales Guidance of $825 Million and Diluted EPS of $2.63

    MALIBU, Calif.--(BUSINESS WIRE)--April 20, 2006--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced results for its first quarter ended March 31, 2006.
    First quarter 2006 net sales were $107.8 million, compared to $134.7 million in the comparable period last year. Net income for the first quarter was $2.3 million, or $0.09 per diluted share, compared to $10.1 million, or $0.34 per diluted share, reported in the first quarter of 2005. Included in the results were non-cash, stock-based compensation charges of $2.4 million, or $0.05 per share, in the first quarter of 2006 and $0.4 million in the first quarter of 2005, and acquisition accounting charges of $2.4 million, or $0.05 per share, in 2006 relating to the Company's recent acquisition of Creative Designs International.
    "Our sales for the first quarter met our expectations and we remain confident that we are on target to hit our goals for 2006," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "We continue to expand many of our categories and brands by re-investing in our diverse portfolio of products and we continue our focus on positioning our company for continued long-term growth. Our TV Games(TM) product line is in its fourth year cycle, and we have a strong arsenal of kid-driven titles launching throughout the year, including `Sesame Street(R),' `Bob the Builder(R),' `Scooby-Doo(R),' and `Power Rangers(R).' Our JPI(TM) Pet products are gaining shelf space, and we expect that our pet and Play Along product lines, along with our recently acquired Creative Designs(TM) product lines, will be strong contributors for the balance of the year."
    Stephen Berman, President and Chief Operating Officer, stated, "During the first quarter, we saw the continued success of a number of product lines, including our Doodle Bear(R) plush products, vehicles and our action figure lines. We launched a number of new products and line extensions at the International Toy Fair in February and the response from retailers was extremely positive, particularly for our Tele-Story(TM) line, our interactive reading system for preschoolers, and our electronic Virtual Pets game line, both of which utilize our Plug It In & Play technology. In our pets division, the AKC(TM) line is a strong contributor, and we are especially enthusiastic about the introduction of our White Bites(TM) oral care treats for dogs. These products are expected to begin shipping at the end of the second quarter to our mass and specialty retail distribution channels worldwide. We are confident that our strong portfolio of brands has positioned JAKKS Pacific for continued growth throughout 2006."
    Mr. Friedman concluded, "As we enter the second quarter, we are excited about our diversified product line and we are looking forward to new product launches targeted for our extensive distribution channels. We will continue to grow our business both organically and by actively pursuing complementary acquisitions. At March 31, 2006, we had approximately $123.7 million in cash and cash equivalents and $226.9 million in working capital.
    "We are reaffirming our previously issued guidance of $825 million in sales for 2006, and net income of approximately $82 million, or $2.63 earnings per diluted share."
    JAKKS Pacific is hosting a teleconference today at 2:00 p.m. PDT (5:00 p.m. EDT) on April 20th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 6:00 p.m. EDT on April 20th through 12:00 a.m. EDT on May 4th. The playback can be accessed by calling 888-843-8996, or 630-652-3044 for international callers, pass code "14406778."

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names, including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Creative Designs International(TM), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R), JPI(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.
    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets


                                               March 31,  December 31,
                                                 2006        2005
                                               ---------- ------------
                                                   (In thousands)

                                ASSETS

Current assets:
  Cash and cash equivalents                     $123,737     $240,238
  Accounts receivable, net                        67,795       87,199
  Inventory, net                                  62,198       66,729
  Deferred income taxes                           13,639       13,618
  Prepaid expenses and other current assets       35,653       17,533
                                               ---------- ------------
    Total current assets                         303,022      425,317
                                               ---------- ------------

Property and equipment                            41,453       38,089
Less accumulated depreciation and amortization    27,234       25,394
                                               ---------- ------------
  Property and equipment, net                     14,219       12,695
                                               ---------- ------------

Goodwill, net                                    345,051      269,298
Trademarks & other assets, net                    50,779       36,280
Investment in joint venture                        3,201       10,365
                                               ---------- ------------
    Total assets                                $716,272     $753,955
                                               ========== ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses          $54,048      $94,948
  Reserve for sales returns and allowances        22,033       25,123
  Income taxes payable                                 -        3,792
                                               ---------- ------------
    Total current liabilities                     76,081      123,863
                                               ---------- ------------

Long term debt                                    98,000       98,000
Deferred rent liability                              959          995
Deferred income taxes                              7,013        6,446
                                               ---------- ------------
                                                 105,972      105,441
                                               ---------- ------------
    Total liabilities                            182,053      229,304

Stockholders' equity:
  Common stock, $.001 par value                       27           27
  Additional paid-in capital                     300,027      287,356
  Retained earnings                              242,388      240,057
  Deferred compensation from restricted stock
   grants                                         (5,388)           -
  Accumulated other comprehensive income (loss)   (2,835)      (2,789)
                                               ---------- ------------
                                                 534,219      524,651
                                               ---------- ------------
    Total liabilities and stockholders' equity  $716,272     $753,955
                                               ========== ============


                 JAKKS Pacific, Inc. and Subsidiaries
              First Quarter Earnings Announcement, 2006
              Condensed Statements of Income (Unaudited)


                                                   Three Months Ended
                                                        March 31,

                                                       2006      2005
                                                   --------- ---------
                                                     (In thousands,
                                                    expect per share
                                                          data)

Net sales                                          $107,760  $134,676
Less cost of sales
  Cost of goods                                      52,723    63,831
  Royalty expense                                     9,615    15,541
  Amortization of tools and molds                     1,259     1,092
                                                   --------- ---------
  Cost of sales                                      63,597    80,464
                                                   --------- ---------
    Gross profit                                     44,163    54,212
Direct selling expenses                              14,131    19,062
Selling, general and administrative expenses         23,264    19,129
Depreciation and amortization                         4,524     2,346
                                                   --------- ---------
    Income from operations                            2,244    13,675
Other income (expense):
  Profit from video game joint venture                  757       150
  Other expense                                           -         -
  Interest, net                                         282      (198)
                                                   --------- ---------
Income before provision for income taxes              3,283    13,627
Provision for income taxes                              952     3,543
                                                   --------- ---------
Net income                                           $2,331   $10,084
                                                   ========= =========
  Earnings per share - diluted                        $0.09     $0.34
  Shares used in earnings per share - diluted        32,617    32,256

    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-395-2215